EXHIBIT 10.23

                        TRITON EXPLORATION SERVICES, INC.
                    6688 North Central Expressway, Suite 1400
                               Dallas, Texas 75206


                                  July 15, 1998



     Re:  Bonus  Agreement


Dear  :

     In recognition of your efforts over the past few months, Triton Exploration Services, Inc. (the Company) has awarded to you a bonus, subject to certain conditions, of $200,000. The full amount of the bonus will be paid to you as soon as practicable, but if you voluntarily terminate your employment, or if you are terminated for cause, in the next year, all or a portion of the bonus must be repaid, depending on the date of termination. Essentially, the bonus will "vest" in 25% increments over the next year. As a result, if you leave, or if you are terminated for cause, in the periods set forth below, you agree to repay the portion of the bonus set forth below:

     if  termination  occurs                                   agreed  repayment
     -----------------------                                   -----------------
     prior  to  October  15,  1998                                          100%
     on  or  after  October 15, 1998 and prior to January 15, 1999           75%
     on or after January 15, 1999 and prior to April 15, 1999                50%
     on  or  after  April 15, 1999 and prior to July 15, 1999                25%
     on  or  after  July  15,  1999                                           0%

     For tax purposes, each vesting is essentially a forgiveness of debt, which is taxable compensation to you in the tax year the vesting occurs. In addition, interest will be deemed to accrue for tax purposes, and a deemed interest amount will also be added to your compensation and subjected to federal and payroll tax withholding. The Company will calculate federal income tax withholding and applicable payroll taxes (FICA plus social security) and will issue an employee receivable to you for that amount, which you will be obligated to pay to the Company.

     No repayment will be required if a change of control ( as defined in the Amended and Restated Employment Agreement among Triton Energy Limited, the
Company and you dated as of July 15, 1998, as amended (the "Employment Agreement")) occurs prior to termination of employment, if the Company terminates your employment without cause, or if your employment is terminated as a result of your death or disability. In addition, no repayment will be required if you become entitled to terminate your employment with "Justification" as defined in the Employment Agreement. This bonus is in recognition of your efforts over the last few months and also is designed to provide you additional incentive to lend your efforts to making the Company a success, but is not intended to alter in any way the employment policies of the Company. Thus, you will continue to be considered for discretionary bonuses as are other employees of the Company. Of course, this bonus is not a guarantee of employment, and either you or the Company will remain free to terminate your employment relationship as you or the Company sees fit. Your agreement to repay the bonus as set forth above will be evidenced by your signature below and your execution and delivery of a promissory note evidencing your obligation.

     Thank  you  again  for  your  fine  efforts.

                         Very  truly  yours,


                         on  behalf  of  Triton
                         Exploration  Services,  Inc.


     I agree to repay the bonus in the amounts set forth above, if applicable, and to deliver a promissory note to evidence this obligation.



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